Exhibit 19

OCUPHIRE PHARMA, INC.
INSIDER TRADING COMPLIANCE POLICY

Effective June 11, 2024

This Insider Trading Compliance Policy (this “Policy”) consists of four sections:

Section I provides an overview; Section II sets forth the policies of Ocuphire Pharma, Inc., a Delaware corporation (the “Company”) prohibiting insider trading; Section III explains insider trading; and Section IV consists of various procedures which have been put in place by the Company to prevent insider trading.

I.	SUMMARY.

Preventing insider trading is necessary to comply with securities laws and to preserve the reputation and integrity of the Company as well as that of all persons affiliated with it.  “Insider trading” occurs when any person purchases, sells or gifts a security while in possession of inside information relating to the security. A “trade” as referenced in this Policy generally refers to purchases, sales or gifts.  As explained in Section III below, “inside information” is information which is considered to be both “material” and “non-public.” Insider trading is a crime and the penalties for violating the law include imprisonment, disgorgement of profits, civil fines of up to three (3) times the profit gained or loss avoided, and criminal fines of up to $5,000,000 for individuals and $25,000,000 for entities.  Insider trading is also prohibited by this Policy and could result in serious sanctions, including dismissal.

This Policy applies to all officers, directors and employees of the Company and extends to all activities within and outside an individual’s duties at the Company.  This Policy also applies to any consultant or contractor to the Company that receives or has access to material, non-public information regarding the Company (each such consultant or contractor, including such consultant’s or contractor’s representatives and agents, a “Subject Contractor”).  Every officer, director, employee and Subject Contractor must review and adhere to this Policy.  The Company has appointed the Senior Vice President of Finance as the Company’s Insider Trading Compliance Officer (the “Compliance Officer”).  Questions regarding the Policy should be directed to the Compliance Officer.

II.	STATEMENT OF POLICIES PROHIBITING INSIDER TRADING.

A.           No officer, director, employee or Subject Contractor shall purchase, sell or gift any type of security while in possession of material, non-public information relating to the security, whether the issuer of such security is the Company or any other company. The Company is also prohibited from trading in securities of the Company in violation of applicable securities laws or stock exchange listing standards.

B.           Additionally, except as set forth in Section II.D. below and except for transactions effected under an approved Rule 10b5-1 Trading Plan as described in Section V below, no officer, director, employee or Subject Contractor shall purchase, sell or gift any security of the Company during the period beginning on the last day of the fiscal quarter and ending two (2) full “trading days” after the public release of the Company’s quarterly/annual report whether or not the Company or any of its officers, directors, employees or Subject Contractors is in possession of material, non-public information (the “Black-Out Period”).  For the purposes of this Policy, a “trading day” shall mean a day on which the Nasdaq Stock Market is open for trading.  Further, from time to time, and upon prior notice to the persons affected, the Company may impose event-specific special “Black-Out Periods” during which some or all Company executive officers and directors will be prohibited from trading in or gifting the Company’s securities.

C.           No officer, director, employee or Subject Contractor shall directly or indirectly tip material, non-public information to anyone while in possession of such information.  In addition, material, non-public information should not be communicated to anyone outside the Company under any circumstances (absent prior approval by the Compliance Officer and execution of an appropriate confidentiality agreement), or to anyone within the Company other than on a need-to- know basis.

D.           This Policy does not apply in the case of the following transactions under Company plans, except as set forth under Section IV.D. (Pre-Clearance):

1.
This Policy does not apply to the exercise of stock options or the vesting of restricted stock units or restricted stock, in each case granted under Company’s equity compensation plans.  This Policy does apply, however, to any sale of Company stock as part of a broker-assisted cashless option exercise, or any other market sale of the Company Stock received upon exercise or vesting of any equity award, whether or not for the purpose of generating the cash needed to pay the exercise price of a stock option or to pay taxes. In addition, for purposes of this Policy, the Company considers sell-to-cover transactions solely for the purpose of paying withholding taxes upon the vesting and delivery of restricted stock units to be exempt from this Policy if such sale is required by the Company in accordance with the terms of the equity award and not upon the directive of the employee.

2.
This Policy does not apply to the surrender of shares directly to the Company to satisfy tax withholding obligations as a result of the issuance of shares upon vesting or exercise of restricted stock units, stock options or other equity awards granted under the Company’s equity compensation plans.  Of course, any market sale of the Company Stock received upon exercise or vesting of any such equity awards remains subject to all provisions of this Policy, whether or not for the purpose of generating the cash needed to pay the exercise price or pay taxes.

3.
This Policy does not apply to acquisition of Company Stock on periodic designated dates in accordance with the Company’s Non-Employee Directors’ Compensation Policy (the “Directors’ Compensation Policy”).  This Policy does apply, however, to a director’s election to receive Company Stock in lieu of cash compensation under the Directors’ Compensation Policy.  Accordingly, such elections may not be effected during a Black-Out Period or when a director is otherwise in possession of material, non- public information relating to the Company or any of its securities.

E.          This Policy continues to apply to transactions in the Company’s securities or the securities of other public companies engaged in business transactions with the Company made by the Company’s officers, directors and employees, even after such person’s employment or directorship with the Company has terminated.  If any such person is in possession of material non-public information when their relationship with the Company concludes, they may not trade in the Company’s securities or the securities of such other company until the information has been publicly disseminated or is no longer material.

III.	EXPLANATION OF INSIDER TRADING.

As noted above, “insider trading” refers to the purchase, sale or gift of a security while in possession of “material,” “non-public” information relating to the security.  “Securities” include not only stocks, bonds, notes and debentures, but also stock options, warrants and similar instruments.  “Purchase” and “sale” are defined broadly under the federal securities laws.  “Purchase” includes not only the actual purchase of a security, but any contract to purchase or otherwise acquire a security.  “Sale” includes not only the actual sale of a security, but any contract to sell or otherwise dispose of a security.  These definitions extend to a broad range of transactions including conventional cash-for-stock transactions, conversions, the grant and exercise of stock options and acquisitions and exercises of warrants or puts, calls or other options related to a security.  It is generally understood that insider trading includes the following:

•	Transactions by insiders while in possession of material, non-public information;

•
Transactions by persons other than insiders while in possession of material, non-public information where the information either was given in breach of an insider’s fiduciary duty to keep it confidential or was misappropriated; or

•	Communicating or tipping material, non-public information to others, including recommending transactions in a security while in possession of such information.

A.	Definition of “Material”

Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important, as part of the total mix of available information, in making a decision to buy, sell or hold a security or where the information is likely to have a significant effect on the market price of the security.  Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt or equity. Information may be significant for this purpose even if it would not alone determine the investor’s decision.

Examples of material information include (but are not limited to):

•	significant clinical trial results;

•	regulatory approvals and significant discussions with the U.S. Federal Drug Administration;
•	significant safety incidents;
•	internal financial information which departs in any way from what the market would expect;
•	changes in sales, earnings or dividends;
•	an important financing transaction;
•	stock splits or other transactions relating to Company securities;
•	mergers, tender offers or acquisitions of other companies, or major purchases or sales of assets;
•	major management changes;
•	sales or purchases by the Company of its own securities;
•	major litigation or regulatory developments;
•	significant process or product developments;
•	gain or loss of a major supplier;
•	major transactions with other companies or entities, such as joint ventures, collaboration agreements or licensing agreements;
•	the extent to which external events, including but not limited to pandemics, have had or will have a material impact on the Company’s operating results; and
•	a major cybersecurity incident.

Note that this list is merely illustrative and not exhaustive.

A good general rule of thumb: when in doubt, consider the information material.

B.	Definition of “Non-Public”

Information is “non-public” if it has not yet been disclosed generally to the marketplace.  In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through such media as Dow Jones, Reuters, The Wall Street Journal, Business Wire, Globe Newswire, Associated Press, PR Newswire or United Press International or filed with the United States Securities and Exchange Commission (the “SEC”).  The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination.

In addition, even after a public announcement, a reasonable period of time must lapse in order for the market to react to the information.  Even after the Company has released information to the press or the information has been reported, at least one full trading day must elapse before you trade in Company Securities..  For example, if the Company issued a press release containing material information at 6:00 p.m. on a Tuesday, and the Nasdaq Stock Market is open for trading on Wednesday, persons subject to this Policy shall not be permitted to trade in Company Securities until market open on Thursday.  If the Company instead issued the press release prior to market on a Tuesday, trading would be permitted at market open on Wednesday.

C.	Who is an Insider?

“Insiders” include officers, directors and employees of a company and anyone else who has material inside information about a company, including Subject Contractors.  All officers, directors, employees and Subject Contractors of the Company should consider themselves insiders with respect to material, non-public information about the Company’s business, activities and securities.  Officers, directors, employees and Subject Contractors may not trade the Company’s securities while in possession of material, non-public information relating to the Company nor tip (or communicate except on a need-to-know basis) such information to others.

It should be noted that trading by members of an insider’s household can be the responsibility of such insider under certain circumstances and could give rise to legal and Company-imposed sanctions. Therefore, the policy against trading in securities when in possession of material non-public information also applies to the family members of insiders (including spouses, minor children or any other family members living in the same household).

D.	Trading by Persons Other than Insiders (Tipping).

Insiders may be liable for communicating or tipping material, non-public information to a third party (a “tippee”), and insider trading violations are not limited to trading or tipping by insiders.  Persons other than insiders also can be liable for insider trading, including tippees who trade on material, non-public information tipped to them or individuals who trade on material, non- public information which has been misappropriated.

Tippees inherit an insider’s duties and are liable for trading on material, non-public information illegally tipped to them by an insider.  Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade.  In other words, a tippee’s liability for insider trading is no different from that of an insider.  Tippees can obtain material, non-public information by receiving overt tips from others or through, among other things, conversations at social, business or other gatherings.

E.	Penalties for Engaging in Insider Trading.

Penalties for trading on or tipping material, non-public information can extend significantly beyond any profits made or losses avoided, both for individuals engaging in such unlawful conduct and their employers.  The SEC and the Department of Justice have made the civil and criminal prosecution of insider trading violations a priority.  Enforcement remedies available to the government or private plaintiffs under the federal securities laws include:

•	SEC administrative sanctions;

•	Securities industry self-regulatory organization sanctions;

•	Civil injunctions;

•	Damage awards to private plaintiffs;

•	Disgorgement of all profits;

•	Civil fines for the violator of up to three (3) times the amount of profit gained or loss avoided;

•
Civil fines for the employer or other controlling person of a violator (i.e., where the violator is an employee or other controlled person) of up to the greater of $1,000,000 or three (3) times the amount of profit gained or loss avoided by the violator;

•	Criminal fines for individual violators of up to $5,000,000 ($25,000,000 for an entity); and

•	Jail sentences of up to twenty (20) years.

In addition, insider trading could result in serious sanctions by the Company, including dismissal.  Insider trading violations are not limited to violations of the federal securities laws.  Other federal and state civil or criminal laws, such as the laws prohibiting mail and wire fraud and the Racketeer Influenced and Corrupt Organizations Act, also may be violated upon the occurrence of insider trading.

F.	Examples of Insider Trading.

The following are illustrations of insider trading violations.  These illustrations are hypothetical and are not comprehensive, and, consequently, are not intended to reflect the actual activities or business of the Company or any other entity.

Trading by Insider

An officer of X Corporation learns that earnings to be reported by X Corporation will increase dramatically.  Prior to the public announcement of such earnings, the officer purchases X Corporation’s stock.  The officer, an insider, is liable for all profits as well as penalties of up to three (3) times the amount of all profits.  The officer also is subject to, among other things, criminal prosecution, including up to $5,000,000 in additional fines and twenty (20) years in jail.  Depending upon the circumstances, X Corporation and the individual to whom the officer reports also could be liable as controlling persons.

Trading by Tippee

An officer of X Corporation tells a friend that X Corporation is about to publicly announce that it has concluded an agreement for a major acquisition.  This tip causes the friend to purchase X Corporation’s stock in advance of the announcement.  The officer is jointly liable with his friend for all of the friend’s profits and each is liable for all penalties of up to three (3) times the amount of the friend’s profits.  In addition, the officer and his friend are subject to, among other things, criminal prosecution, as described above.

G.	Short-Swing Profits, Rule 144 and Short Sales.

Officers and directors subject to the reporting obligations under Section 16 of the Exchange Act should take care not to violate the prohibition on short-swing trading (Section 16(b) of the Exchange Act) and the restrictions on sales by control persons (Rule 144 under the Securities Act of 1933, as amended), and should file all appropriate Section 16(a) reports (Forms 3, 4 and 5), and any notices of sale required by Rule 144.

Section 16(c) of the 1934 Act absolutely prohibits insiders from making short sales of the Company’s Stock, i.e., sales of shares which the insider does not own at the time of sale or sales of the Company’s Stock against which the insider does not deliver the shares within twenty (20) days after the sale.  Under certain circumstances, the purchase or sale of put or call options, or the writing of such options, can result in a violation of Section 16(c).  Insiders violating Section 16(c) face criminal liability.

The Compliance Officer should be consulted if you have any questions regarding reporting obligations, short-swing profits or short sales under Section 16.

IV.	STATEMENT OF PROCEDURES PREVENTING INSIDER TRADING.

The following procedures have been established, and will be maintained and enforced by the Company to prevent insider trading.  Every officer, director, employee and Subject Contractor is required to follow these procedures.

A.	Pre-Clearance of Trades by Officers, Directors, Employees and Subject Contractors.

To provide assistance in preventing inadvertent violations of applicable securities laws and to avoid the appearance of impropriety in connection with the purchase.sale or gift of the Company securities, except as set forth in the paragraph below, all transactions in Company securities (including without limitation, the exercise of stock options, the sale of the Company’s securities issued upon the exercise of stock options or the vesting of restricted stock units or restricted stock) by officers, directors, employees and Subject Contractors must be pre-cleared by the Compliance Officer.  A request for pre-clearance should be submitted to the Compliance Officer at least two (2) business days in advance of the proposed transaction.

Additionally, except as set forth in Section II.D. above, neither the Company nor any of its officers, directors, employees or Subject Contractors may trade in any securities of the Company during the Black-Out Period, unless authorized by the Compliance Officer.  Also, please consult the “Insider Trading Reminders” attached hereto as Attachment B.

The requirement for pre-clearance as set forth in the above paragraph does not apply to the following transactions:

•	the vesting of restricted stock units or restricted stock;

•
sell-to-cover transactions solely for the purpose of paying withholding taxes upon the vesting and delivery of restricted stock units, if such sale is required by the Company in accordance with the terms of the equity award and not upon the directive of the employee;

•	purchases of Company Stock under on periodic designated dates in accordance with the Directors’ Compensation Policy; and

•	transactions effected under an approved Rule 10b5-1 Trading Plan as set forth in Section V below.

All other transactions in Company securities are subject to pre-clearance as set forth in the above paragraph.  A request for pre-clearance must be made in writing, preferably by submission of a completed Request for Pre-Clearance in the form of Attachment C to this Policy. Pre-cleared transactions should be effected promptly. Requestors are required to refresh the request for pre-clearance if a pre-cleared transaction is not effected within three business days after pre-clearance is received.  If the person becomes aware of material nonpublic information before the trade is executed, the pre-clearance is void and the trade must not be completed. Transactions not effected within the time limit become subject to pre-clearance again. If an insider seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company securities, and should not inform any other person of the restriction.

Furthermore, requestors must immediately notify the Chief Compliance Officer following the execution of any transaction.

B.	Avoidance of Certain Aggressive or Speculative Trading.

Officers, directors, employees and Subject Contractors, and their respective family members, as applicable, may not directly or indirectly participate in transactions involving trading activities which by their aggressive or speculative nature cause or even give the appearance of an impropriety, such as, for example, those listed in Nos. 1 and 2 below.  If you are uncertain whether your proposed transaction may implicate these prohibitions, please contact the Compliance Officer for pre-approval.

1.
PROHIBITION OF SPECULATIVE TRADING/HEDGING.  All directors, officers, employees and Subject Contractors are prohibited from engaging in short sales; transactions in put or call options, hedging or monetization transactions, including the purchase or sale of puts or calls or the use of any other derivative instruments; or other inherently speculative transactions with respect to the securities of the Company at any time.

2.
PROHIBITION ON PLEDGING.  All directors, officers, employees and Subject Contractors are prohibited from holding any securities of the Company in a margin account or otherwise pledging any securities of the Company as collateral for any loan.

V.	RULE 10B5-1 TRADING PLANS.

A.	Overview.

SEC Rule 10b5-1 (“Rule 10b5-1”) protects directors, officers and employees from insider trading liability under Rule 10b5-1 for transactions under a previously established contract, plan or instruction to trade the Company’s Stock (a “Trading Plan”) entered into in good faith (and acted on in good faith for the duration of the Trading Plan) and in accordance with the terms of Rule 10b5-1 of the 1934 Act and all applicable state laws and shall be exempt from the trading restrictions set forth in the Policy.  The initiation of, and any modification to, any such Trading Plan will be deemed to be a transaction in the Company’s securities and such initiation or modification is subject to all limitations and prohibitions of transactions involving the Company’s securities.  Each such Trading Plan, and any modification thereof, or termination, shall be submitted to and pre-approved by the Compliance Officer, or such other person as the Company’s Board of Directors may designate from time to time (the “Authorizing Officer”), who may impose such conditions on the implementation and operation of the Trading Plan as the Authorizing Officer deems necessary or advisable.

Without limiting the generality of the foregoing, the Authorizing Officer may prescribe certain forms of Trading Plans to which each Trading Plan must conform.  The Authorizing Officer may also require that Trading Plans be arranged with a specified broker.  However, compliance of the Trading Plan to the terms of Rule 10b5-1 and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person initiating the Trading Plan, not the Company or the Authorizing Officer.

Rule 10b5-1 presents an opportunity for insiders to establish arrangements to trade in the Company’s Stock without the restrictions of windows and blackout periods even when there is undisclosed material information (subject to the cooling-off period described below).  A Trading Plan might also help reduce negative publicity that may result when key executives sell the Company’s Stock.  Rule 10b5-1 only provides an “affirmative defense” in the event there is an insider-trading lawsuit.  It does not prevent someone from bringing a lawsuit. Trading Plans do not exempt the Section 16 reporting person from the Section 16 six (6) month short-swing profit rules or liability.

A director, officer and employee may enter into a Trading Plan that outlines a pre-set plan for trading of the Company’s Stock, including the exercise of stock options only when he or she is not in possession of material, non-public information, and only during an open trading window period outside of the Black-Out Period and cooling-off period described below.  Although transactions effected under a Trading Plan will not require further pre-clearance at the time of the trade, any transaction (including the quantity and price) made pursuant to a Trading Plan of a Section 16 reporting person must be reported to the Company promptly on the day of each trade to permit the Company’s Section 16 filing coordinator to assist in the preparation and filing of a required Form 4.  Form 4 and Form 5 filers must also indicate by checkbox if a reported transaction was made under a plan that is intended to satisfy the “affirmative defense” conditions of Rule 10b5-1(c) and the date of the adoption of such plan.

Prohibition Against Multiple, Overlapping Plans

A director, officer or employee may only enter into one Trading Plan at a time.

Director and Officer Representations

Directors and officers must include a representation in their Trading Plan certifying, at the time of the adoption of a new or modified Trading Plan, that: (1) they are not aware of material nonpublic information about the Company or its securities; and (2) they are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5.

Cooling-Off Period

Trades pursuant to a Trading Plan made by an executive officer or director may occur at any time, subject to the following waiting period, whichever is later, (i) a 90 day waiting period after the adoption or material modification of the Trading Plan during which time no transactions under the Trading Plan can be made; or (ii) two business days following the Company’s disclosure of financial results in in a Form 10-Q, Form 10-K, or Form 8-K for the fiscal quarter during which the plan was adopted or materially modified (in any event, subject to a maximum cooling-off period of 120 days following a plan adoption or modification) before any trading can commence under the adopted or modified Trading Plan.

Trades pursuant to a Trading Plan made by employees that are non-executive officers may occur at any time, subject to a 30 day waiting period after the adoption or material modification of the Trading Plan, during which time no transactions under the Trading Plan can be made.

Trading Plan modifications that do not change the sales or purchase prices or price ranges, the amount of securities to be sold or purchased, or the timing of transactions under a Trading Plan (such as an adjustment for stock splits or a change in account information) will not trigger a new cooling-off period.

Please review the following description of how a Trading Plan works.

Pursuant to Rule 10b5-1, an individual’s purchase or sale of securities will not be “on the basis of” material non-public information if:

•
First, before becoming aware of the information, the individual enters into a binding contract to purchase or sell the securities, provides instructions to another person to sell the securities or adopts a written plan for trading the securities in good faith (i.e., the Trading Plan).

•	Second, the Trading Plan must either:

°	specify the amount of securities to be purchased or sold, the price at which the securities are to be purchased or sold and the date on which the securities are to be purchased or sold;

°	include a written formula or computer program for determining the amount, price and date of the transactions; or

°	prohibit the individual from exercising any subsequent influence over the purchase or sale of the Company’s Stock under the Trading Plan in question.

•	Third, the purchase or sale must occur pursuant to the Trading Plan and the individual must not enter into a corresponding hedging transaction or alter or deviate from the Trading Plan.

B.	Termination/Amendments to Trading Plans.

Terminations of Trading Plans should occur only in unusual circumstances, and the effectiveness of any termination of a Trading Plan will be subject to the prior review and approval of the Authorizing Officer.  If an individual terminates a Trading Plan, then the individual may not enter into a new Trading Plan until thirty (30) days after termination of the Trading Plan or such longer period as the Authorizing Officer may determine in his or her discretion.  Such new Trading Plan can be executed only when the individual is not in possession of material non-public information, and during a trading window period outside of a Black-Out Period.  In addition, transactions pursuant to such new Trading Plan will be subject to the applicable cooling-off period.

Each Trading Plan must contain provisions allowing the Company to revoke or suspend a Trading Plan.  Circumstances under which Trading Plans may be revoked or suspended include the announcement of a merger or the occurrence of an event that would cause the transaction either to violate applicable law or to have an adverse effect on the Company.  The Authorizing Officer or administrator of the Company’s stock plans is authorized to notify the applicable broker in such circumstances.

Amendments to Trading Plans, which for these purposes would include any modifications to or voluntary suspensions of Trading Plans, should be made in only very limited circumstances and should be avoided if possible.  Any amendment to a Trading Plan will be subject to the prior review and approval of the Authorizing Officer.  Any amendment to a Trading Plan can be effected only when the individual is not in possession of material non-public information, and during a trading window period outside of a Black-Out Period.  In addition, transactions pursuant to such amended Trading Plan will be subject to the applicable cooling-off period (or such longer period as the Authorizing Officer may determine in his or her discretion) during which time no transactions under the amended Trading Plan can be made.

C.	Discretionary Plans.

Discretionary Trading Plans, where the discretion or control over trading is transferred to a broker, are permitted if (i) pre-approved by the Authorizing Officer, (ii) the officer, director, or employee may not exercise influence over the broker’s trading decisions and (iii) the broker may not be in possession of any Company material non-public information.

The Authorizing Officer of the Company must pre-approve any Trading Plan, arrangement or trading instructions, etc., involving potential sales or purchases of the Company’s Stock or stock option exercises, including but not limited to, blind trusts, or limit orders.  The actual transactions effected pursuant to a pre-approved Trading Plan will not be subject to further pre-clearance for transactions in the Company’s Stock once the Trading Plan or other arrangement has been pre-approved.

D.	Trades Outside of a Trading Plan.

During an open window, trades which differ from Trading Plan instructions that are already in place are allowed as long as the Trading Plan continues to be followed.

E.	Disclosures.

The Company will make required SEC disclosures regarding the adoption, material modification and termination of Trading Plans and regarding the Company’s insider trading policies and procedures.

F.	Policy Takes Precedence.

In the event of any conflict between this Policy and any Trading Plan, this Policy shall control, to the extent the Trading Plan would permit activities otherwise prohibited by this Policy.

VI.	EXECUTION AND RETURN OF CERTIFICATION OF COMPLIANCE.

After reading this policy statement all officers, directors, employees and Subject Contractors should execute and return to a Compliance Officer the applicable Certification of Compliance form attached hereto as Attachment C, Attachment D or Attachment E.

Attachment A

INSIDER TRADING REMINDERS

Before engaging in any transaction in the Company’s securities, please read the following:

Both the federal securities laws and the Company’s Insider Trading Compliance Policy prohibit transactions in the Company’s securities at a time when you may be in possession of material information about the Company which has not been publicly disclosed.  This also applies to members of your household as well as all others whose transactions may be attributable to you.

Material information, in short, is any information which could affect the price of the securities.  Either positive or negative information may be material.  Once a public announcement has been made, you should wait until the information has been made available to the public for at least one full trading day before engaging in any transaction.

Except as set forth in Section II.D. of our Insider Trading Compliance Policy and except for transactions effected under an approved Rule 10b5-1 Trading Plan as described in Section V of our Insider Trading Compliance Policy, neither the Company nor any of its officers, directors, employees or Subject Contractors may trade in or gift any securities of the Company during the period beginning five (5) full trading days before the public release of earnings data of the Company or quarterly/annual report and ending on the close of business one (1) full trading day after the public release of earnings data or quarterly/annual report whether or not the Company or any of its officers, directors, employees or Subject Contractors is in possession of material, non-public information, unless authorized by the Compliance Officer.

Important: All transactions by officers, directors, employees and Subject Contractors must be pre-cleared with the Compliance Officer, except as specifically noted in Section IV.D. of our Insider Trading Compliance Policy.

For further information and guidance, please refer to our Insider Trading Compliance Policy and do not hesitate to contact the Compliance Officer.

UNLESS AN EXPRESS EXCEPTION APPLIES UNDER THE COMPANY’S INSIDER TRADING COMPLIANCE POLICY, ALL TRANSACTIONS IN THE COMPANY’S SECURITIES BY OFFICERS, DIRECTORS, EMPLOYEES AND SUBJECT CONTRACTORS MUST BE PRE- CLEARED BY THE COMPLIANCE OFFICER.

Attachment B
Request for Pre-Clearance*
For pre-clearance to transact in Company Securities.

Upon executing a transaction, directors, officers and employees must immediately notify the Company.

Transaction Vehicle (check one)		Transaction Initiated By (check one)
☐	Open Market Transaction	☐	Employee or immediate family member directly
☐	Equity Compensation Plan	☐	Court or government decree (e.g., divorce decree)
☐	Other (specify):	☐	Broker (provide name, firm, telephone and e-mail):

Type of Transaction (check one)
☐	Purchase or acquire common stock
☐	Sell or dispose of common stock
☐	Move Company Securities from one account to another (e.g., in or out of a trust)
☐	Dispose of fractional shares
☐	Pledge Company Securities for margin account, or otherwise
☐	Exercise options without subsequent sale
☐	Exercise options with subsequent sale (including a “cashless exercise”)
☐	Other (describe):

Transaction Detail (provide the following information)

Number of securities:
Estimated share price:
Contemplated execution date:
Date of your last “opposite way” transaction**:

Certification

I certify that I have fully disclosed the information requested in this form, I have read the Ocuphire Pharma, Inc. Insider Trading Policy, I am not in possession of material nonpublic information, and to the best of my knowledge and belief the proposed transaction will not violate the Ocuphire Pharma, Inc. Insider Trading Compliance Policy.

Signature:
Print Name:
Date:

* Capitalized terms used but not defined herein have the meanings ascribed to them in the Ocuphire Pharma, Inc. Insider Trading Compliance Policy.

** If a Section 16 insider buys and sells (or sells and buys) Company Securities within a six-month time frame and such transactions are not exempt under SEC rules, the two transactions can be “matched” for purposes of Section 16. The insider may be sued and will be strictly liable for any profits made, regardless of whether the insider was in possession of material nonpublic information.

Attachment C
Outside Directors

CERTIFICATION OF COMPLIANCE

TO:	Compliance Officer

FROM:

RE:	INSIDER TRADING COMPLIANCE POLICY OF OCUPHIRE PHARMA, INC.

I have received, reviewed and understand the above-referenced Insider Trading Compliance Policy and hereby undertake to comply fully with the policies and procedures contained therein.

I hereby certify that to the best of my knowledge I have complied, and I will henceforth comply fully with all policies and procedures set forth in the above-referenced Insider Trading Compliance Policy.

SIGNATURE	DATE

TITLE

Attachment D
Officers & Employees

CERTIFICATION OF COMPLIANCE

TO:	Compliance Officer

FROM:

RE:	INSIDER TRADING COMPLIANCE POLICY OF OCUPHIRE PHARMA, INC.

I have received, reviewed and understand the above-referenced Insider Trading Compliance Policy and hereby undertake to comply fully with the policies and procedures contained therein.

I hereby certify that to the best of my knowledge I have complied, and I will henceforth comply fully with all policies and procedures set forth in the above-referenced Insider Trading Compliance Policy.

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Attachment E
Consultants, Contractors

CERTIFICATION OF COMPLIANCE

TO:	Compliance Officer

FROM:

RE:	INSIDER TRADING COMPLIANCE POLICY OF OCUPHIRE PHARMA, INC.

The above named consultant or contractor to Ocuphire Pharma, Inc. has received, reviewed and understands the above-referenced Insider Trading Compliance Policy and hereby undertakes, as a condition to his, her or its present and continued consulting or other contractual relationship with Ocuphire Pharma, Inc., to comply fully with the policies and procedures contained therein.

The above named consultant or contractor hereby certifies that to the best of his, her or its knowledge such consultant or contractor has complied and will henceforth comply fully with all policies and procedures set forth in the above-referenced Insider Trading Compliance Policy.

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NAME

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